Exhibit 99.1



                   Alan Kirschbaum Elected CFO Of Nutrition 21
           Position Formerly Held By Paul Intlekofer, President & CEO

      PURCHASE, N.Y., May 26, 2006 - Nutrition 21, Inc., (NASDAQ: NXXI) today announced that its Board of Directors has elected Alan Kirschbaum as Chief Financial Officer, effective May 26, 2006. Mr. Kirschbaum will continue to serve as Vice President, Treasury and Finance. The position of Chief Financial Officer was previously held by Paul Intlekofer, who continues to serve as President and Chief Executive Officer.

      Since December 1998, Mr. Kirschbaum has served in various capacities in the Company's finance operations, most recently as Vice President, Finance and Treasury. From 1996 to 1998, Mr. Kirschbaum was Vice President and Controller of AMS Asset Management Services. From 1984 to 1996, he held a series of financial positions of increasing responsibility with Ascom Timeplex, Inc. He received a BS from Pennsylvania State University, an MBA from Pace University, and is a Certified Public Accountant.

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The company markets Chromax(R) chromium picolinate, http://www.chromax.com/, which is the most-studied form of the essential mineral chromium. Chromax is now available through food, drug and mass retailers nationwide. Nutrition 21 also developed Diachrome(R), http://www.diachrome.com/ , a proprietary adjunct nutritional therapy for people with type 2 diabetes. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at http://www.nutrition21.com.


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